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EXHIBIT 11.1

SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE

                                                                    THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                        SEPTEMBER 30,                       SEPTEMBER 30,
                                                                1997              1996                1997                 1996
                                                             -----------       -----------         -----------          -----------
Net Loss applicable to Common Stock                          $  (470,084)      $  (376,266)        $  (767,217)         $(1,139,850)

Weighted average number of common shares equivalent:
Common shares outstanding                                      3,684,428         3,665,395           3,684,428            3,665,395
Staff Accounting Bulletin No. 83 issuances
     and grants                                                       --                --                  --                   --
   Shares used in per share computations                       3,684,428         3,665,395           3,684,428            3,665,395

Net loss per common share                                    $     (0.13)      $     (0.10)        $     (0.21)         $     (0.31)


Primary and fully diluted calculations are identical.


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